UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2012

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA		15275
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On December 20, 2012, Atlas Resource Partners, L.P. (the “Partnership”) entered into an amendment (the “Third Amendment”) to its senior secured revolving credit facility (the “Revolving Credit Facility”). The Third Amendment:

•	increased the borrowing base from $310 million to $410 million;

•	amended various covenants in order to permit the Partnership to incur second lien indebtedness under its new term loan credit facility (described below);

•

revised the maturity date to be the earlier of March 22, 2016 or February 19, 2014 (the date that is 91 days before the May 19, 2014 maturity date of the term loan credit facility) if any portion of the term loan debt is outstanding on that date;

•	established threshold requirements for hedging of anticipated production from the DTE assets (described below); and

•

amended the financial covenants to require that the Partnership’s ratio of Total Funded Debt (as defined in the credit agreement) to four quarters of EBITDA (as defined in the credit agreement) not be greater than 4.25 to 1.0 as of the last day of fiscal quarters ending on or before June 30, 2013, 4.00 to 1.00 as of September 30, 2013 and December 31, 2013, and 3.75 to 1.00 as of the last day of fiscal quarters ending after that date.

Term Loan Credit Facility

On December 20, 2012, the Partnership entered into a senior secured term loan credit facility (the “Term Credit Facility”) with a syndicate of banks in an original principal amount of $77.6 million. The Term Credit Facility matures on May 19, 2014. The Partnership is required to prepay borrowings under the Term Credit Facility with 100% of the net proceeds any senior notes offering and 33% of the net proceeds from any equity offering. The Partnership applied $2.2 million of the proceeds from the sale of 298,210 of its common units on December 21, 2012 to repay indebtedness under the Term Credit Facility. The Partnership’s obligations under the Term Credit Facility are secured by second priority mortgages on its oil and gas properties and security interests in substantially all of its assets, including all of its ownership interests in a majority of its material operating subsidiaries. Additionally, obligations under the Term Credit Facility are guaranteed by substantially all of the Partnership’s subsidiaries.

Borrowings under the Term Credit Facility bear interest, at the Partnership’s option, at either (i) the higher of (a) the prime rate, (b) the federal funds rate plus 0.50% or (c) one-month LIBOR plus 1.0%, each plus 6.5% or (ii) the LIBOR rate for the applicable period plus 7.5%. Interest is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans.

The credit agreement contains customary covenants, substantially similar to those in the Revolving Credit Facility, that limit the Partnership’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a default exists or would result from the distribution, merger or consolidation with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of our assets. The credit agreement also requires the Partnership to maintain a ratio of Total Funded Debt (as defined in the credit agreement) to four quarters (actual or annualized, as applicable) of EBITDA (as defined in the credit agreement) not be greater than 4.75 to 1.00 as of the last day of fiscal quarters ending on or before

June 30, 2013, 4.50 to 1.00 as of September 30, 2013 and December 31, 2013, and 4.25 to 1.00 as of the last day of fiscal quarters ending after that date; a ratio of four quarters (actual or annualized, as applicable) of EBITDA to Consolidated Interest Expense (as defined in the credit agreement) of not less than 2.25 to 1.00 as of the last day of any fiscal quarter; and a minimum asset coverage ratio (as defined in the credit agreement and generally meaning a ratio of the PV-10 value of the Partnership’s reserves to its Total Funded Debt) of at least 1.5 to 1.0.

This summary of the Third Amendment and the Term Credit Facility does not purport to be complete and is qualified in its entirety by reference to the agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 20, 2012, the Partnership completed its previously announced acquisition of DTE Gas Resources, LLC from DTE Energy Company for $257.4 million in cash. The assets acquired include interests in approximately 261 gross producing natural gas wells on over 88,000 net acres located primarily in Jack, Erath, Palo, Pinto and Clay Counties in the Fort Worth basin in North Texas.

The Membership Interest Purchase Agreement was filed by the Partnership as Exhibit 2.1 to its Current Report on Form 8-K filed on November 20, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Historical financial statements for the business acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

(b)	Pro Forma Financial Information.

Historical financial statements for the business acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

(d)	Exhibits.

10.1	Third Amendment to Amended and Restated Credit Agreement dated as of December 20, 2012

10.2	Second Lien Credit Agreement dated as of December 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 26, 2012	ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment to Amended and Restated Credit Agreement dated as of December 20, 2012
10.2	Second Lien Credit Agreement dated as of December 20, 2012

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